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                          ASSET PURCHASE AGREEMENT                [EXHIBIT 2(a)]


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made this 28th day of August, 1996, by and between THE PODIATRY HOSPITAL OF PITTSBURGH, a not-for-profit hospital organized under the laws of the Commonwealth of Pennsylvania ("Seller"), and CONSOLIDATED HEALTH CORPORATION OF MISSISSIPPI, INC., a Mississippi corporation ("Purchaser"). (Seller and Purchaser are from time to time referred to herein together as the "parties" and separately as a "party").

                                 WITNESSETH:

     WHEREAS, Purchaser is engaged in the operation and management of hospitals and clinics; and

     WHEREAS, Seller owns and operates a hospital facility located in Pittsburgh, Pennsylvania (the "Business"); and

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain of the tangible and intangible assets used or held for use in connection with the Business.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations and warranties hereinafter contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows:

     1. SALE AND PURCHASE OF BUSINESS.

        1.1. SALE AND PURCHASE. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties contained herein, Seller shall, on the Closing Date (as such term is defined in Section 5 hereof) sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall, on the Closing Date, purchase and acquire from Seller, free and clear of all liabilities (fixed or contingent), obligations, security interests, liens, claims or encumbrances of any kind or nature whatsoever, except those set forth on Schedule 1.1A to this Agreement ("Permitted Encumbrances"), good and marketable title to all of those tangible and intangible assets of Seller, real, personal and mixed (hereinafter "Assets", as that term is defined below), that relate to the ownership, operation and maintenance of the Business.

        1.2. ASSETS. For the purposes of this Agreement, the term "Assets" shall include, without limitation, all real property owned and/or leased by Seller and used in or related to the operation of the Business, and the improvements, structures and fixtures on such real property, as more particularly described on



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Schedule 1.2A attached or to be attached hereto and made a part hereof
(the "Real Property"), all transferable licenses and permits, medical diagnostic and testing equipment, office furniture and equipment, display and storage racks, fixtures, machinery, telephone systems, vehicles, supplies, inventory, patient accounts receivable, trade names (including, without limitation, the name "The Podiatry Hospital of Pittsburgh" and any derivatives thereof), patient lists, and all the rights of Seller under any and all contracts with patients, all information systems, program software and documentation thereof (including, without limitation, all media in which such software and documentation is resident), and all data and records relating to the operation, ownership and maintenance of the Business; all advertising, marketing and related material intended for use or used in connection with the Business; all rights of Seller under those agreements listed on Schedule 1.2B annexed or to be annexed hereto and made a part hereof or entered into hereafter with the prior approval of Purchaser, including, but not limited to, real estate leases, equipment leases, insurance contracts and utility agreements, (the "Assumed Agreements") and under all options and claims relating to assets used or usable in the Business; all contract rights, and other similar assets related to the Business; and all correspondence, books and records of Seller relating to the ownership, maintenance or operation of the Business, including, without limitation, payroll, and patient records, provided that Purchaser shall make such books and records available to Seller at its request, at no cost to Seller, at all reasonable times at the offices of the Business and shall preserve such books and records for not less than three (3) years after the Closing Date. The Assets include, without limitation, all those tangible assets more specifically set forth on Schedule 1.2C annexed or to be annexed hereto and made a part hereof subject to such changes therein as may occur between the date hereof and the Closing Date to the extent permitted by this Agreement. The Assets shall not include the following, which shall be retained by Seller and shall not be sold or transferred to Purchaser (collectively, the "Excluded Property"): (i) the rights of Seller under this Agreement; (ii) those items set forth on Schedule 1.2D annexed or to be annexed hereto; (iii) all of the books and records that Seller may deem necessary for the purposes of any statute, rule, regulation or ordinance or for tax returns or for other tax purposes of Seller, provided, however, that Seller shall make such books and records, to the extent they relate to the Business or the Property, available to Purchaser at its request at all reasonable times at the office of Seller, and shall preserve such books and records for not less than three (3) years after the Closing Date.

     2. PURCHASE PRICE.

        2.1. GENERAL. In consideration for the sale, conveyance, transfer and delivery of the Business and the Assets, subject to the terms and conditions of this Agreement and in



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reliance upon the representations and warranties of Seller contained herein,
Purchaser shall pay for the Assets as follows:

             (a) ASSETS. One Million Two Hundred Fifty Four Thousand ($1,254,000.00) Dollars for the Assets, excluding the Supplies.

             (b) SUPPLIES. At August 31, 1996 inventory cost, cost figure to be provided.

             (c) LIABILITIES. Purchaser to assume accrued expenses in the amount of One Hundred Seventy Five Thousand ($175,000.00) Dollars and accrued payroll up to Two Hundred Thousand ($200,000.00) Dollars, which liabilities of the Business are specifically set forth on Schedule 2.2 of the Agreement (the "Assumed Liabilities").

        2.2. PAYMENT. (a) The Purchase Price shall be payable at the "Closing" (as that term is defined in Section 5 of this Agreement) by (i) wire transfer of immediately available funds in the amount of One Million ($1,000,000.00) Dollars to the trust account of Rothman Gordon and (ii) wire transfer of funds representing inventory cost of supplies, and (iii) the assumption by Purchaser of the Assumed Liabilities.

             (b) INDEMNIFICATION ESCROW. Three Hundred Thousand ($300,000.00) Dollars of the payment referred to in Section 2.2(a)(i) above (the
"Escrow") shall be held back and retained in escrow by Seller's attorneys, Rothman Gordon, pursuant to a separate escrow agreement, for the express purpose of providing Purchaser with available funds to pay any liabilities of Seller assessed against Purchaser after the Closing Date, which assessments would entitle Purchaser to indemnification pursuant to Section 10.1 below. The Escrow shall remain in effect for a period of ninety (90) days.

             (c) SECOND MORTGAGE ON REAL ESTATE ASSET. Purchaser will give Seller a second mortgage lien on the Real Property in the Business in the amount of Two Hundred Fifty Thousand ($250,000.00) Dollars to be amortized over one hundred twenty (120) equal monthly payments, plus interest, as billed, at the PNC Bank, N.A. Prime Rate of interest, adjusted yearly on the anniversary date thereof. The note and mortgage will contain terms customarily included in notes and mortgages of Allegheny County lending institutions including, without limitation, no prepayment penalty and due on sale provisions. SELLER WILL AGREE TO SUBORDINATE THE LIEN OF ITS MORTGAGE TO A FIRST MORTGAGE TO BE PLACED ON THE PROPERTY, AND ANY REFINANCING OF THAT FIRST MORTGAGE, SO LONG AS THE FIRST MORTGAGE AMOUNT DOES NOT EXCEED 65% LOAN TO VALUE RATIO.




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     3. DOWN PAYMENT.  Upon execution of this Agreement by both parties hereto,
Purchaser shall deliver to Seller a good faith deposit of One Hundred Thousand ($100,000.00) Dollars (the "Deposit"), which Seller's attorneys shall hold pursuant to an escrow agreement. Should Purchaser terminate this Agreement pursuant to the provisions of Section 4 below, the Deposit shall forthwith be returned to Purchaser. Should Purchaser proceed to close this transaction, the Deposit shall be credited against Purchaser's obligations as set forth in
Section 2.2(a)(i) above.

     4. DUE DILIGENCE PERIOD. Purchaser shall have two (2) weeks from and after the date this Agreement is executed by both parties (the "Due Diligence Period"), during which it shall conduct a review of the books and financial records of the Business (all of which shall be made available to Purchaser at the primary location of the Business during normal hours of operation) and shall be entitled to observe the Business at such primary location (and such other places as may be incident thereto). If the Schedules annexed or to be annexed hereto reveal material adverse change in financial circumstances from conditions existing prior to annexation or if such change is otherwise revealed and Purchaser determines not to proceed with the purchase of the Business, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller on or before the end of the aforesaid two (2) week period. If Purchaser terminates this Agreement pursuant to this Section 4, Purchaser shall receive a full refund of the Deposit and the parties hereto shall thereupon be released from all obligations from and to each other under this Agreement, but for the Confidentiality provisions of Section 9.1 hereof which shall remain binding.


     5. CLOSING. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place in the offices of Seller's attorneys at 10:00 a.m. on September 30, 1996, or as soon thereafter as may be permitted by Required Consents and as Seller may specify by not less than five (5) days notice (the "Closing Notice") to Purchaser. Seller shall give the Closing Notice as soon as practicable following the fulfillment by Seller of the Purchaser's conditions precedent to the Closing contained in Section 6.1 hereof, provided, however, that if the Closing does not occur on or prior to November 30, 1996, notwithstanding the performance by each of the parties hereto of their respective obligations hereunder, then this Agreement shall, at Purchaser's option, be null and void and of no further force or effect. The date on which the Closing takes place is herein referred to as the "Closing Date". The Closing shall be effective as of 12:01 a.m. on the Closing Date.



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     6. CONDITIONS TO CLOSING.

        6.1. PURCHASER'S CONDITIONS. The obligation of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment on or before the Closing Date of the following conditions:

             (a) All Required Consents (as such term is defined in Section
7.18 hereof) shall have been obtained, in form and substance reasonably satisfactory to Purchaser, with no change in the terms of any of the Assumed Agreements, and no conditions imposed on the transfer of any thereof, in each case without the prior written approval of Purchaser, and shall be in full force and effect on the Closing Date.

             (b) All of the representations and warranties of Seller contained in this Agreement and in documents referred to herein, the Schedules and Exhibits annexed hereto and all Transfer Documents (as such term is defined in Section 6.3 hereof) and closing certificates delivered pursuant hereto or in connection with the consummation of the transactions contemplated hereby and all exhibits and schedules thereto shall be true on the Closing Date as if then made (except to the extent waived hereunder or as affected by the transactions contemplated hereby or by the conduct of the Business by Seller in the manner provided in Section 7.11 hereof). Seller shall have performed and complied with all other covenants, agreements and conditions required by this Agreement, including, without limitation, all of the Schedules hereto, to be performed or complied with by it prior to or on the Closing Date; and Purchaser shall have been furnished with a certificate executed on behalf of Seller, dated the Closing Date, representing and certifying in such detail as Purchaser may reasonably request, to the fulfillment of the foregoing conditions.

             (c) All documents and proceedings of Seller in connection with the transactions contemplated hereby, including, without limitation, those referred to in this Section 6.1, shall have been approved as to form and substance by Purchaser and its counsel, which approval shall not be unreasonably withheld.

             (d) Seller shall have delivered to Purchaser all Transfer Documents, in form and substance reasonably satisfactory to Purchaser and its counsel, an opinion of counsel by Seller's counsel in the form annexed hereto as Exhibit 6.1(d), and all such other certificates as Purchaser or its counsel may reasonably request.

             (e) No action or proceeding shall be pending or, to the knowledge of Seller or Purchaser, threatened before any court or governmental body to restrain or prohibit, or to obtain material damages in respect of, this Agreement, or the consummation



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of the transactions contemplated hereby; and there shall be no Legal
Proceedings (as defined in Section 7.13 hereof) pending or, to the best of the knowledge of Purchaser or Seller, threatened which, either separately or in the aggregate, could materially adversely affect the Business.

        6.2. SELLER'S CONDITIONS. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment on or before the Closing Date of the following conditions:

             (a) All of the representations and warranties of Purchaser contained in this Agreement and in the documents evidencing Purchaser's assumption of the Assumed Agreements (the "Assumption Documents") and closing certificates delivered pursuant hereto or in connection with the consummation of the transactions contemplated hereby and all exhibits and schedules thereto shall be true on the Closing Date as if then made (except as and to the extent waived hereunder or as affected by the transactions contemplated hereby). Purchaser shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date; and Seller shall have been furnished with a certificate executed on behalf of Purchaser, dated the Closing Date, representing and certifying in such detail as Seller may reasonably request to the fulfillment of the foregoing conditions.

             (b) All documents and proceedings of Purchaser in connection with the transactions contemplated hereby shall have been approved as to form and substance by Seller and its counsel, which approval shall not be unreasonably withheld.

             (c) Purchaser shall have delivered to Seller the Assumption Documents, the Purchase Price and mortgage documents as contemplated by
Section 2.2 hereof.

             (d) No action or proceeding shall be pending or, to the knowledge of Seller or Purchaser, threatened before any court or governmental body to restrain or prohibit, or to obtain material damages in respect of, this Agreement or the consummation of the transactions contemplated hereby.

             (e) Purchaser and Seller shall have received all Required Consents, in form and substance reasonably satisfactory to Seller, all of which shall be in full force and effect on the Closing Date, and Purchaser shall have exerted its best efforts to obtain Required Consents within its power to obtain, shall have cooperated with Seller in obtaining Seller Required Consents and shall have fully complied with all conditions of all Required Consents to be complied with by Purchaser, to the extent Purchaser had theretofore approved thereof in writing. Notwithstanding the



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foregoing, this condition shall be deemed satisfied with respect to any
Required Consent which is not obtained on or prior to the Closing Date if Purchaser agrees in writing to waive the obtaining of such Required Consent and Seller agrees to indemnify, defend and hold harmless Purchaser from any Claim (as such term is defined in Section 10.1 hereof) arising out of or resulting from the failure to obtain such Required Consent in a manner reasonably satisfactory to Seller based on the nature of the Required Consent being waived.

             (f) Purchaser will use its best efforts to maintain surgical facilities for the practice of podiatric medicine as well as general surgery. Podiatrists will be granted privileges on the same terms and conditions as privileges are granted other physicians. Purchaser will exert its best efforts to maintain the facility's identification with Podiatry.

             (g) There will be no mass layoff of Seller's current employees at or immediately after Closing.

        6.3. INSTRUMENTS ON CONVEYANCE AND TRANSFER. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Purchaser contained herein, Seller shall, on the Closing Date, deliver, or cause to be delivered, to Purchaser such bills of sale, deeds, assignments, instruments and documents (collectively, the "Transfer Documents"), the mortgage note and mortgage referred to in Section 2.2 and Seller shall take, and cause to be taken, all such additional steps, as may be necessary or appropriate to effect the transactions contemplated by Section 1.1 hereof and to transfer to Purchaser complete record and beneficial ownership of the Property of the Business free and clear of liens and obligations to other persons of every kind and character except as contemplated by the Assumed Agreements, including all of the right, title and interest of Seller therein and thereunder.

     7. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents, warrants and covenants to and with Purchaser, as an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, that, as of the date hereof:

        7.1. ORGANIZATION. Seller is a not-for-profit corporation organized and existing under the laws of the Commonwealth of Pennsylvania and has the requisite power and authority to own, lease and operate and carry on the Business as it is now being conducted.

        7.2. BINDING AGREEMENT. This Agreement, and the Transfer Documents constitute, or when duly executed and delivered will constitute, the valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms (except as such enforceability may be limited by rules of equity or applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which



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effect the enforceability of creditor's rights generally).  Seller has all requisite power and authority to execute and deliver this Agreement and the Transfer Documents and to consummate the transactions contemplated hereby and thereby. All persons who have executed this Agreement and will execute the Transfer Documents on behalf of Seller have been duly authorized to do so. Neither the execution and delivery of this Agreement and the Transfer Documents nor the consummation of the transactions contemplated hereby or thereby will
(a) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (by way of substitution, novation or otherwise) under the terms of, any Assumed Agreement or any other agreement to which Seller is a party or by which it is bound or which effects it or its assets (a "Seller Agreement"); (b) violate any judgment, order, injunction, decree or award against, or binding upon, Seller or the securities, assets, properties, operations or business of Seller; or (c) violate any law or regulation of any jurisdiction as such law or regulation relates to Seller or to the assets, properties, operations or business of Seller.

        7.3. FINANCIAL STATEMENTS. Seller has heretofore delivered to Purchaser true and complete copies of its balance sheet as of June 30, 1994 and
1995 and its statements of operations for the years then ended.   (Referred to
herein as the "Financial Statements"). The Financial Statements have been prepared on the basis of generally accepted accounting principles, consistently applied, except as noted in the attached Schedule 7.3. Since the aforesaid balance sheet date, there has been no material adverse change in the business, assets, liabilities, properties, operations or conditions (financial or other) of Seller or the Business except as set forth on Schedule 7.3. and unaudited statements for 1996.

        7.4. LIABILITIES. Except as and to the extent reflected on Schedule 7.4, Purchaser shall have no responsibility for any liability of Seller whether or not reflected on the Financial Statements.

        7.5. BOOKS AND RECORDS, TAXES. The books of account of Seller reflect all items of income, gain, loss, and expense and all assets and liabilities of Seller subject to customary month-end and year-end adjustments and are accurate and complete in all material respects. All of the other records of Seller, including, without limitation, all of its payroll and customer records, are accurate and complete in all material respects. Seller agrees to cooperate in providing access to its books and records on a reasonable basis in the event an audit of such books and records is deemed necessary by counsel for Purchaser in order to comply with any federal or state securities laws or regulations.

        7.6. OBLIGATIONS; AUTHORIZATIONS.  Seller is not in



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violation of any judgment, order, injunction, award or decree which is binding on Seller or any of its assets, properties, operations, securities or business or which would effect the consummation of the transactions contemplated hereby. Seller has in all material respects performed all obligations required to be performed by it under, is not in default in any material respect under, in violation in any material respect of, aware of any material default or violation by any other party to, and has not breached any material representation or incurred any contingent liability contained in, any of the Assumed Agreements. All of the Assumed Agreements are valid, binding and enforceable in accordance with their respective terms and in full force and effect. Subject to obtaining the Required Consents, all of the Assumed Agreements will be in full force and effect in accordance with their respective terms following the consummation of the transaction contemplated hereby. There is no pending or, to the best knowledge of Seller, threatened claim that operations pursuant to any of the Assumed Agreements have been improperly conducted or maintained or which would lessen the rights of Seller thereunder, and, to the best knowledge of Seller, no event has occurred and no condition exists that would increase the obligations or costs of Seller thereunder in any manner or amount that would be material to such Assumed Agreements standing alone. All material licenses, permits and other governmental authorizations that are required for the ownership, operation and maintenance of the Business as now owned, operated and maintained have been obtained and are valid and sufficient for such ownership, operation, maintenance and location and are in full force and effect. Seller has not taken any action, or failed to take any action, or permitted or allowed to exist any condition, which, with notice or lapse of time, or both, would result in the termination, cancellation or forfeiture of, or cause a default under, any such license, permit or other governmental authorization.

        7.7. COMPLIANCE. Seller represents that to the best of its knowledge it has consistently complied and is currently complying with any and every applicable federal, state and municipal law, rule, regulation and other requirement of any court or governmental body, court or arbitrator applicable to it or relating to the conduct of the Business, including, without limitation, any and every law, rule and regulation relating to the employment, health and safety of its personnel, to the disposition of infectious wastes, to the entitlement of Medicare or Medicaid reimbursement and to the discharge of substances into the atmosphere or water in all cases where noncompliance therewith, singly or in the aggregate, would, but for this Agreement, have a material adverse effect on the business, assets, liabilities, properties, operations or condition (financial or other) of Seller or the Business.

        7.8. CONTRACTS AND OTHER OBLIGATIONS.  Except for




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contracts and Agreements listed on Schedule 1.2B, or on other Schedules hereto, Seller is not a party to (in its own name or as a successor in interest to any predecessor), nor is the Business bound by, any written or oral: (i) agreement or contract not made in the ordinary course of business; (ii) employment, advisory or consulting agreement or contract extending for more than 30 days except as set forth on Schedule 7.8; (iii) agreement or contract with any labor or trade union or association; (iv) bonus, pension, profit-sharing, retirement, stock purchase, hospitalization, insurance or other plan providing for employee benefits except as set forth on Schedule 7.8; (v) lease in respect to any property, real, personal or mixed, whether as lessor or lessee except as set forth on Schedule 7.8; (vi) obligation for the sale of provision of material, supplies, equipment or services (other than service to customers) which is not cancelable without penalty; (vii) single agreement or contract for expenditures or commitment for expenditures in excess of Three Thousand ($3,000.00) Dollars or agreements or contracts for expenditures or commitments for expenditures in excess of Ten Thousand ($10,000.00) Dollars in the aggregate or, in any case, extending beyond June 30, 1997; (viii) loan agreement, mortgage, security agreement or other agreement, instrument, obligation, understanding or relationship creating any lien, charge, or other encumbrance; (ix) other contract or agreement not referred to elsewhere in this
Section 7.8 for the purchase, sale or provision of any assets by or to Seller, with a value of Three Thousand ($3,000.00) Dollars singly or Ten Thousand ($10,000.00) Dollars in the aggregate, which is not cancelable without penalty; or (x) purchase order in excess of Three Thousand ($3,000.00) Dollars or open purchase order, in each case which cannot be canceled without penalty or premium.

        7.9. BENEFIT PLANS. There is an employee benefit plan established or maintained for employees (the "Plan") of Seller or to which contributions have been made by Seller for such employees. Seller covenants and agrees that it shall either suspend all future accruals to or terminate the Plan. If the Plan is terminated, the Seller shall (i) obtain approval from the Internal Revenue Service that such termination does not adversely affect the tax-qualified status under Sections 401 and 501 of the Code or the Plan and the funds held pursuant to the Plan, (ii) obtain approval from the Pension Benefit Guaranty Corporation, (iii) thereafter to distribute such funds to the Plan participants and, if applicable, their beneficiaries, as soon as administratively feasible. Seller is and shall remain, both before and after the Closing, in compliance with those provisions of the consolidated Omnibus Budget Reconciliation Act of 1985 that relate to continued coverage under any plan to be made available to any of its present or former employees.

        7.10. ADVERSE EVENTS. Since June 30, 1996 (the "Current Balance Sheet Date"), there has not been (a) any



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destruction, taking in condemnation or eminent domain, damage by fire, accident or other casualty or act of God of or to any of the properties or assets of Seller which materially affects the operation or maintenance of the Business as it was conducted on the Current Balance Sheet Date, whether or not covered by insurance; (b) any labor strike or other occurrence, event or condition of any similar character which effects employees of Seller or, to the actual knowledge of Seller, any supplier of goods or services to Seller which materially adversely affects of may materially adversely affect the assets, properties, business, operations or condition (financial or other) of the Business except Schedule 7.10 (defined as audited 06/30/96 Balance Sheet); (c) any other occurrence, event or condition relating to or affecting Seller which adversely affects or may adversely affect the assets, properties, business, operations or condition (financial or other) of the Business, or (to any material increase in any obligation of Seller relating to the Business or any of the Assumed Agreements which would or might be effective after the Closing Date except in accordance with the express terms of any of the Assumed Agreements or required by law.

        7.11. CONDUCT OF BUSINESS. Since the Current Balance Sheet Date, Seller has not: (a) incurred any obligation which would survive the Closing and become an obligation of Purchaser to pay, directly or indirectly, commissions or other amounts to any employee, agent, officer, director or shareholder of Seller (a "Related Person"), or to any firm of which any of such Related Person or any member of their families or any corporation, partnership or other entity in which any of such individuals or any member of their families has any direct or indirect interest (other than the ownership of two (2%) percent or less or any outstanding class or series of its securities which are listed on a national securities exchange); (b) incurred any debt, obligation or liability (absolute or contingent) in excess of Three Thousand ($3,000.00) Dollars in the aggregate except obligations and liabilities incurred in the ordinary course of the operation of the business of Seller; (c) canceled, without payment in full, any notes, loans or other obligations receivable or other debts or claims held by it other than in the ordinary course of business; (d) sold, assigned, transferred, abandoned, mortgaged, pledged or subjected to lien any of the property, tangible or intangible, or rights under any contract, permit, license or any other agreement other than sales or the dispositions of equipment or service in the ordinary course of business at customary terms and prices; (e) waived or compromised any material rights in its favor; (f) entered into any line of business other than that conducted by it on the Current Balance Sheet Date or entered into any transaction not in the ordinary course of its business; or (g) conducted any line of business then conducted by it in any manner except by transactions customary in the operation of its business as conducted on the Current Balance Sheet Date and except as specifically contemplated



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hereby.

        7.12. DAMAGES.  Seller has not, directly or through any of its agents,
(i) performed or failed to perform any act, which performance or failure, singly or in the aggregate, will make it liable for, or (ii) incurred any single or aggregate liability for, direct or consequential damages which are not fully covered by insurance at the date hereof and at the date on which such damages are determined.

        7.13. SELLER LEGAL PROCEEDINGS.  There are no:

              (a) suits, actions or administrative, arbitration or other similar proceedings (including, without limitation, proceedings concerning labor disputes or grievances, civil rights discrimination cases and affirmative action proceedings) pending or, to the best of the knowledge of Seller, threatened, or, to the best of the knowledge of Seller, investigations pending or threatened, by or before, any federal, state, municipal or other governmental department, commission, board, agency or instrumentality to which Seller is a Party or by which Seller or any part of the Business may be bound, including, without limitation, the Internal Revenue Service, any state or local tax authority, the U. S. Department of Health and Human Services or any agency or subcontractor thereof, the Health Care Financing Administration, the Pennsylvania Department of Health, or any other agency that regulates the Business or judgments, orders, injunctions, decrees or awards (whether rendered by a court, administrative agency or by arbitration pursuant to a grievance or other procedure) against Seller or any of the Property which is unsatisfied or requires continuing compliance therewith (such suits, actions, etc., and judgments, orders, etc., are hereinafter referred to as "Legal Proceedings"); and

              (b) persons holding powers of attorney from Seller.

        7.14. ENVIRONMENTAL MATTERS. Seller is in material compliance with all requirements for the operation of the Business under federal, state, or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic substances, materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or hazardous or toxic substances, materials or wastes (collectively, "Environmental Requirements"). For the purpose of this Section, "hazardous substances", "hazardous materials" and "hazardous waste" refers to such terms as defined in the Comprehensive Environmental Response

Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq., and regulations thereunder; the Resource Conservation and Recovery Act; and applicable federal, state and local laws pertaining to environmental regulations.

        7.15. INSURANCE. Schedule 7.15 annexed hereto and made a part hereof correctly lists all insurance policies of Seller now in effect with respect to the Business and all bonds, letters of credit and similar instruments securing performance under the Assumed Agreements or required by law. No beneficiary under any such bond, letter of credit or similar instrument has demanded, or, with the giving of notice or passage of time, would have the right to demand, payment thereunder. Seller has no reason to believe that such insurance policies are not valid, binding and enforceable policies in full force and effect, and Seller has paid all premiums due and payable thereon. Seller is not in default with respect to any provisions contained in any such insurance policy nor has it failed to give any material notice or present any material claim under any such insurance policy in due and timely fashion in each case where such default or failure to give notice or to present a claim could reasonably be expected to lead to a denial of coverage. No insurer under any such insurance policies has refused, or threatened to refuse, to pay any claim currently pending under any of such insurance policies with respect to the Business of the Property. Seller shall maintain insurance coverage of similar kinds and amounts and shall pay premiums for such coverage through the Closing Date. Notwithstanding the preceding sentence Purchaser shall be responsible for all insurance expense for periods subsequent to Closing Date.

        7.16. TRADEMARKS, ETC. There are no registered trademarks (including service marks), trademarks registrations or copyrights or applications therefor, trade names, patents or applications therefor or assumed names owned or used by Seller or licensed to Seller by others or material to the operation of the Business. To the best knowledge of Seller, Seller is not infringing upon, or otherwise violating the rights of any third party with respect to, any trademark, service mark, copyright, trade name or patent. No proceedings have been instituted or, to the best of the knowledge of Seller, threatened, nor has any claim been made, against Seller alleging any such infringement or violation.

        7.17. LABOR; EMPLOYEES. Seller is not at the date hereof, nor during the past twelve (12) months has it been, involved with any labor discussions with any unit or group seeking to become the bargaining unit for any of its employees.

        Schedule 7.17 annexed hereto and made part hereof lists all of the present employees of Seller employed in connection with the Business, their titles, the date on which they became employees of Seller, their vacation allowances, accrued vacation days, accrued sick days and their present rate of compensation. Seller has made no commitment, oral or written and whether or not enforceable, which would bind or purport to bind Purchaser, concerning the future employment or compensation of any such employees. To its knowledge, Seller's relations with its employees are good.

        7.18. CONSENTS. The term "Required Consents" shall mean all the consents required to be received by or on the part of Seller for the execution and delivery of this Agreement and the performance of its obligations hereunder, including, without limitation, the ownership, maintenance and operation of the Business by Purchaser in the same manner as it is currently owned, operated and maintained by Seller.

        7.19. ASSETS. All of the Assets owned by, or leased to Seller and used or usable in connection with the Business and operations thereof, including, without limitation, those listed on Schedule 1.2C, are in working order, ordinary wear and tear expected, have been maintained in accordance with good industry practice, are suitable for the purposes for which they are being used and are sufficient in the aggregate for the operation and maintenance of the Business.

        All of the patient accounts receivable of Seller will be bona fide accounts receivable representing the fees receivable for equipment and/or services provided by Seller in valid transactions in the ordinary course of business. None of such accounts receivable is known by Seller to be uncollectible or in controversy or subject to offset or counterclaim or to proceedings under any assignment for the benefit of creditors or any bankruptcy, reorganization, insolvency, moratorium or other similar law.

        All Medicare, Medicaid, Blue Cross and other third party payor cost reports and other reports and claims filed or required to be filed by or on behalf of Seller have been filed, where appropriate, and are complete and accurate. To the best of Sellers knowledge, such cost reports and other reports and claims properly claim and disclose, where appropriate, all allowable costs and other items required to be disclosed for the periods covered thereby. There are no outstanding, pending or threatened negative adjustments, recoupments or deficiencies pertaining to the cost reports or claims of Seller, and there are no existing Medicare or Medicaid compliance deficiencies otherwise and with respect of the conduct of the Business such as, but not limited to, licensing, audit, and quality assurance requirements, or if such deficiencies have been found, Seller has prepared such documentation as is necessary to cure any such deficiency.

        7.20. HEALTH CARE LICENSES. Schedule 7.20 annexed hereto and made a part hereof contains a true and complete list of all health care licenses, permits, certifications, authorizations, accreditations, orders or approvals required for Seller to operate and continue to operate, and under which Seller operates, the Business, and the expiration date of each thereof (the "Licenses"). All of the Licenses are and as of the Closing Date will be valid and in good standing with applicable governmental authorities or agencies. There is no pending or, to best of Seller's knowledge, threatened action by any governmental authority or agency or third party to suspend, revoke, terminate or challenge any of such Licenses or otherwise investigate the operation of the Business. Seller is in material compliance with all regulations concerning such Licenses and the facilities associated therewith and all other federal statutes, and rules, regulations and policies or governmental authorities or agencies applicable to Seller, such licenses, and the Business. None of such Licenses are currently subject to or operating under any agreement encumbering any of such Licenses or any waiver of governmental authorities of otherwise applicable rules and regulations. No other material licenses, permits, certifications, authorities, accreditations, orders or approvals are required in connection with the ownership or operation of the Business as currently owned and operated.

        7.21. BUSINESS NAMES. There are no other names, either real or fictitious, under which the Business has been operated since July, 1976, except for the name: The Podiatry Hospital of Pittsburgh.

        7.22. MISLEADING STATEMENTS. None of the information concerning Seller or the Business contained in this Agreement (including, without limitation, the preamble hereto), in the Financial Statements, the exhibits and schedules hereto, the materials concerning the Seller of the Business provided to Purchaser or in the documents to be delivered by Seller at or prior to Closing contains or will, when delivered, contain any untrue or misleading statements of material fact or omit or will, when delivered, omit any material fact or statement necessary to make the other facts or statements set forth herein or therein not materially misleading. To the extent that the business is conducted by an affiliate of Seller, the term "Seller", when used in this
Section 7, includes the Seller and each such affiliate.

     8. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller, as an inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, that, as of the date hereof.

         8.1. ORGANIZATION. Purchaser is a corporation duly organized and validly existing under the laws of the State of Mississippi. Purchaser has all requisite power and authority to execute and deliver this Agreement and the Assumption Documents and to consummate the transactions and perform its obligations contemplated hereby.

        8.2. AGREEMENT. This Agreement and the Assumption Documents constitute, or when duly executed and delivered will constitute, the valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms (except as such enforceability may be limited by rules of equity or applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally). All persons who have executed each of this Agreement and who will execute the Assumption Documents on behalf of Purchaser have been authorized to do so by all necessary action; and neither the execution and delivery of this Agreement or the Assumption Documents nor the consummation of the transactions contemplated hereby or thereby will (a) violate any provision of the Certificate of Incorporation or by-laws of Purchaser; (b) violate any judgment, order, injunction, decree or award again, or binding upon, Purchaser; (c) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (by way of substitution, novation or otherwise) under the terms of, any contract, franchise, lease, License, agreement or instrument to which Purchaser is a party or by which it or any of its assets is bound; or (d) violate any law or regulation of any jurisdiction as such law or regulation relates to Purchaser or to the assets, properties, operations or business of Purchaser.

        8.3. PURCHASER LEGAL PROCEEDINGS. There are no Legal Proceedings pending or, to the best of the knowledge of Purchaser, threatened to which Purchaser is a party or by which Purchaser may be affected which relate to or may materially adversely affect the consummation of the transactions contemplated hereby.

        8.4. PURCHASER QUALIFICATIONS. Purchaser has no reason to believe that it will not be on the Closing Date legally, technically and otherwise qualified to acquire and hold the licenses, permits, authorizations and other requisite approvals currently issued to Seller or required for the operation of the Business.

     9. COVENANTS.

        9.1. ACCESS. Seller shall, between the date hereof and the Closing Date, give Purchaser's representatives, including, without limitation, such advisors, accountants and attorneys as may be designated by Purchaser, full access, during normal business hours, to all of the Assets, properties, books, records, agreements and commitments of Seller; furnish Purchaser's representatives with all such information concerning the affairs of Seller as Purchaser may reasonably request in connection with the transactions contemplated hereby or in connection with any financing by Purchaser of the transactions contemplated hereby and cause its employees to render to the representative of Purchaser reasonable access to all of the properties and Assets of Seller, all contracts, agreements and other commitments of Seller and all books, records, and other information concerning the business and operation of the Business; provided, however, that Purchaser's representatives shall not remove any original books, records or other documents from the premises of Seller (although Purchaser's representatives may make and remove copies of any of such originals) and Purchaser shall, and shall cause its representatives to, hold in strict confidence and not use for its own benefit any documents or information concerning Seller so furnished; and, if the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and all such documents, and all copies thereof, shall immediately thereafter be returned to Seller. No investigation by the representatives of Purchaser of the assets, properties, contracts, agreements and other commitments of Seller and the books and records and other information concerning the affairs of Seller shall affect the continuing validity or effect of the representations, warranties or obligations of Seller contained in this Agreement; provided, however, that, if, prior to Closing, Purchaser has actual knowledge of any information which would indicate that any of the representations or warranties of Seller contained herein was untrue or contains any omission, without regard to the knowledge of Seller, Purchaser shall notify Seller as soon as practicable prior to Closing.

        9.2. CONDUCT OF BUSINESS. Seller shall use its best efforts to conduct the Business between the date hereof and the Closing Date in a manner consistent with ensuring the accuracy of the representations and warranties of Seller contained in this Agreement as if made on the Closing Date and shall make no changes in the Business except for changes therein which occur in the ordinary course of business. Seller shall use its best efforts to fulfill all conditions required to be fulfilled by it pursuant to Section 6.1 hereof on or prior to the Closing Date. In addition, Seller shall use its best efforts to preserve the goodwill of the suppliers, customers and employees of the Business between the date hereof and the Closing Date and shall not change the rates for the services currently provided by the Business between the date hereof and the Closing Date without Purchaser's knowledge.

        9.3. FURTHER ASSURANCES. Each of the parties hereto shall, subject to the fulfillment at or before the Closing Date of each of the conditions to its performance set forth herein or the waiver thereof, use its best efforts to perform such further acts and execute such documents as may be reasonably required to effectuate timely the transactions contemplated hereby. In particular, without limiting the generality of the preceding sentence, Seller shall use its best efforts, prior and, if necessary, subsequent to the Closing Date, without additional consideration, to perform such other acts and take such other actions as may be requested by Purchaser more fully to vest in Purchaser complete control over the Business on and after the Closing Date as contemplated hereby. Purchaser shall cooperate with Seller in completing, executing and filing any and all applications to, and making any appearances before, any governmental body and in obtaining all Required Consents.

10.  INDEMNIFICATION.

        10.1. SELLER. After the Closing Seller shall indemnify, defend and hold harmless Purchaser from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages, penalties, fines or forfeitures and reasonable attorneys' fees and related disbursements (collectively, "Claims") asserted against, imposed upon or incurred by Purchaser which arise out of or result from (i) a misrepresentation, breach of warranty or breach of any covenant (or an allegation which, if true, would be such a misrepresentation or breach) of Seller contained herein or in the Financial Statements referred to herein or the Schedules annexed hereto or in any Transfer Document or closing certificate furnished by Seller pursuant hereto or in connection with the consummation of the transactions contemplated hereby or any exhibit or schedule thereto or (ii) liabilities asserted against Purchaser by any party other than Seller to any agreement that is not an Assumed Agreement or arising under any such other agreement because of the termination thereof by Seller or (iii) conditions or states of facts which came into existence or events which occurred prior to the Closing Date out of which liabilities or obligations accrue thereafter under any of the Assumed Agreements. With respect to those representations and warranties of Seller that are limited to matters of which Seller has knowledge or is aware, Purchaser shall be entitled to indemnity hereunder whether or not Seller has such knowledge or awareness.

        10.2. PURCHASER. After the Closing, Purchaser shall indemnify, defend and hold harmless Seller from and against any and all Claims asserted against, imposed upon or incurred by Seller which arise out of or result from a misrepresentation, breach of warranty or breach of any covenant (or an allegation which, if true, would be such a misrepresentation or breach) of Purchaser contained herein or in the Assumption Documents or in any ancillary certificates or other documents or instruments furnished by Purchaser pursuant hereto or arise out of or result from the conduct of the Business by Purchaser after the Closing or conditions or states of fact which come into existence or events which occur on or subsequent to the Closing Date out of which liabilities or obligations accrue under any of the Assumed Agreements.

        10.3. METHODS OF ASSERTING CLAIMS FOR INDEMNIFICATION. All claims for indemnification under this Agreement shall be asserted as follows:

               (a) THIRD PARTY CLAIMS. In the event that any Claim for which a party (the "Indemnitee") would be entitled to indemnification under this Agreement is asserted against or sought to be collected from the Indemnitee by a third party, the Indemnitee shall promptly notify the other party (the "Indemnitor") of such Claim, specifying the nature thereof, the applicable provision in this Agreement or other instrument under which the Claim arises, and the amount or the estimated amount thereof (the "Claim Notice"). The Indemnitor shall have thirty (30) days (or, if shorter, a period to a date not less than ten (10) days prior to when a responsive pleading or other document is required to be filed but in no event less than ten (10) days from delivery or mailing of the Claim Notice) (the "Notice Period") to notify the Indemnitee (a) whether or not it disputes the Claim and (b) if liability hereunder is not disputed, whether or not it desires to defend the Indemnitee. If the Indemnitor elects to defend by appropriate proceedings, such proceedings shall be promptly settled or prosecuted to a final conclusion in such a manner as to avoid any risk of damage to the Indemnitee; and all costs and expenses of such proceedings and the amount of any judgment shall be paid by the Indemnitor. If the Indemnitee desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If the Indemnitor has disputed the Claim, as provided above, and shall not defend such Claim, the Indemnitee shall have the right to control the defense or settlement of such Claim, in its reasonable discretion, and shall be reimbursed by the Indemnitor hereunder. In such case, the Indemnitor may participate in, but not control, any such defense or settlement at its sole cost and expense.

               (b) NON-THIRD PARTY CLAIMS. In the event that the Indemnitee should have a Claim for indemnification hereunder which does not involve a Claim being asserted against it or sought to be collected by a third party, the Indemnitee shall promptly send a Claim Notice with respect to such Claim to the Indemnitor. If the Indemnitor does not notify the Indemnitee within five (5) days allowing its receipt of such Claim Notice that it disputes such Claim, the Indemnitor shall pay the amount thereof to the Indemnitee.

        10.4. SURVIVAL AND LIMITATION OF CLAIMS. If any Claim is asserted by either party hereunder against the other by a Claim Notice and is in dispute on the third anniversary of the Closing Date, the Indemnitor shall remain liable with respect to such Claim until the extent of its liability, if any, has been finally determined.

        10.5. REMEDIES TO BE CUMULATIVE. The remedies of the Indemnitee provided herein shall be in addition to, and not in lieu of, any other remedies to which the Indemnitee is entitled to law or in equity for any breach or noncompliance by the Indemnitor with the provisions of this Agreement. As to any costs imposed upon or suffered by Purchaser for which Seller may be covered by insurance, Seller does hereby assign to Purchaser Seller's rights as an insured thereunder, to the extent the policy so permits.

        10.6. LIMITATION ON INDEMNITY OBLIGATIONS. It is the intention of the Parties that there be afforded to each of them certain de minimis protections with respect to the application of the foregoing indemnity provisions. Accordingly, notwithstanding anything in this Agreement to the contrary, the Parties agree as follows:

               (a) the Parties agree that Claims will not be submitted for indemnification, unless the demands, claims, actions, or causes of action, judgments, assessments, losses, liabilities, damages, penalties, fines, or forfeitures and reasonable attorneys' fees and related expenses are disbursements making up such Claims, will aggregate at least Ten Thousand ($10,000.00) Dollars in amount.

               (b) regardless of the limitations placed by subsection (a) above, the notice provisions of Section 10.3 shall continue to apply.

        10.7. ARBITRATION. Any controversy or claim arising out of, or relating to, the indemnification provisions of this Section 10, shall be settled by arbitration in the County of Allegheny, Pennsylvania under the commercial arbitration rules of the American Arbitration Association, or such other dispute resolution firm as the parties may mutually agree upon, then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

          10.8. RIGHT OF SET-OFF. To the extent Purchaser has incurred liability as to which it is entitled to indemnification pursuant to
Section 10.1 above (subject to Sellers' rights under Section 10.3), and an arbitration award to that effect has been made to Purchaser pursuant to Section
10.7 above, or, in the alternative, Seller has acquiesced to Purchaser's Claim for indemnification, payment of such indemnity may be made by off-setting and reducing the amount thereof against future installment payments due to Sellers under the purchase money second mortgage note (the "Note"). In the event that Purchaser becomes entitled to a reduction of its obligations under the Note, then interest payable on the Note shall be recalculated in accordance with Purchaser's reduced obligation on the Note and any excess interest theretofore paid by Purchaser shall be credited against and reduced to the extent of the installments next falling due under the Note.

     11.  MISCELLANEOUS.

          11.1. SURVIVAL OF OBLIGATIONS. All warranties, representatives, indemnities and other agreements made by the parties in this Agreement or pursuant hereto shall survive the Closing Date until the third anniversary of the Closing Date and shall then and thereupon lapse and be of no further force or effect for any purpose whatsoever except as provided in Section 10.5 and 6.2 hereof, provided, however, that the liability of Purchaser for those obligations and liabilities expressly assumed by Purchaser hereunder and the liability of Seller for those obligations and liabilities not expressly assumed by Purchaser hereunder shall continue indefinitely.

          11.2. NOTICES. All notices given hereunder shall be in writing and shall be personally delivered or sent by overnight package delivery service or by facsimile machine (if confirmed in writing within one day thereafter) or sent by registered or certified mail, postage prepaid, addressed to the appropriate party at the following address:

                 (a)  If to Purchaser, to it at

            Consolidated Health Corporation of Mississippi, Inc.
                         888 East Las Olas Boulevard
                                 Third Floor
                       Fort Lauderdale, Florida  33301
                   Attn:  Randolph H. Speer, President and
                      Joseph C. Wasch, General Counsel
                         (954) 462-1711 (telephone)
                          (954) 462-5411 (telefax)
                               with a copy to:

                           Gordon Fisher, Esquire
                              300 Baum Building
                               Liberty Avenue
                            Pittsburgh, PA  15222
                         (412) 471-7979 (telephone)


                    (b)  If to Seller, to it in care of:

                     The Podiatry Hospital of Pittsburgh
                           215 South Negley Avenue
                         Pittsburgh, PA  15206-3594
                        Attn:  Mr. Donald Hutchinson
                                 (telephone)
                                   (telefax)

                               with a copy to:

                           Mark L. Unatin, Esquire
                   Rothman Gordon Foreman & Groudine, P.C.
                         Third Floor, Grant Building
                            Pittsburgh, PA  15219
                         (412) 338-1105 (telephone)
                          (412) 281-7304 (telefax)


              (c) Any party hereby may change the address to which any notice hereunder is to be sent to it by giving notice of such change of address as provided in this Section 11.2

              (d) All notices given hereunder shall be effective, if personally delivered or sent by overnight package delivery service or by facsimile machine, on the date delivered or if sent by mail, as provided above, on the fifth day after deposit in the mail.

        11.3. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania applicable to agreements made and to be entirely performed therein without giving effect to the conflicts of laws principles thereof.

        11.4. BROKERAGE COMMISSIONS AND FINDER'S FEES. Each party shall indemnify the other from and against any other claims for brokerage commissions or finder's fees in connection with the transactions contemplated by this Agreement asserted by any broker, finder or other purported agent claiming through such party. Each party represents and warrants to the other that it is not aware of any broker or finder which is entitled to a fee or other compensation in connection with this Agreement or the consummation of the transactions contemplated hereby.

        11.5. EXPENSES. Except as otherwise specifically provided herein, Purchaser and Seller shall each pay their respective expenses and costs incurred or to be incurred by them in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement, including, without limitation, all of their attorney's fees and accounting fees. To the extent applicable, Seller shall be responsible for and pay all applicable state and local sales taxes arising out of the transactions contemplated by this Agreement. Realty transfer taxes will be divided evenly by the parties. Real estate taxes will be prorated at Closing. To the extent applicable, Purchaser shall withhold from the Purchase Price the estimated amount of such taxes, and shall pay that amount to the appropriate tax authorities within twenty (20) business days after the Closing. Purchaser shall deliver a receipt to Seller evidencing payment of such amounts to the applicable tax authority.

        11.6. ASSIGNABILITY. This Agreement may not be assigned by Purchaser without prior written consent of Seller, except to an entity controlled by, controlling or under common control with Purchaser; provided, however, that no such assignment by Purchaser shall relieve Purchaser of its obligations hereunder prior to the completion of the closing of the transactions contemplated hereby. This Agreement may not be assigned by Seller without the prior written consent of Purchaser. In the event of any such assignment by Purchaser, the provisions of Section hereof shall be deemed amended to reflect the organizational form of the assignee with respect to representations and warranties referring to events and circumstances occurring after the date of such assignment. The provisions of this Agreement and the related instruments shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

        11.7. ENFORCEMENT COSTS. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party may be entitled.

        11.8. PRONOUNS, PLURALS AND CERTAIN WORDS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person, firm, or corporation may require. Plurals of defined terms shall include the singular. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this

Agreement as a whole, including the schedules annexed to this Agreement, and not to any particular section, subsection or clause contained in this Agreement.

        11.9. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior written agreements and negotiations and oral understandings, if any, and may not be amended, supplemented or discharged, except by performance or by an instrument in writing signed by all of the parties hereto.

        11.10. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        11.11. CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

        11.12. NO THIRD PARTY BENEFICIARIES. This Agreement is intended only for the benefit of the parties hereto and their heirs, successors and assignees and not for the benefit of any third party and shall not be deemed to give any rights or remedies to any third party whether referred to herein or not.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their representatives thereunto duly authorized as of the day and year first above written.

                                             THE PODIATRY HOSPITAL OF PITTSBURGH


Attest:

/s/ Mark L. Unatin                           By: /s/ Donald C. Hutchinson
---------------------------                     --------------------------------
Acting Chairperson                               Acting CEO


                                             CONSOLIDATED HEALTH CORPORATION OF
                                             MISSISSIPPI, INC.

Attest:



/s/ Joseph C. Wasch                          By: /s/ Randolph H. Speer
---------------------------                     --------------------------------
Secretary                                        Randolph H. Speer, President